Prospectus Supplement filed under Rule 424(b)(3)
                                         Registration No. 333-53853

                       Prospectus Supplement

      This supplement updates, and to the extent inconsistent therewith supersedes, the information found under the caption "Selling Shareholders" beginning on page 58 of the Prospectus dated July 9, 1998, relating to the offer for resale of $11,500,000 in aggregate liquidation preference of 7% Trust Convertible Preferred Securities (the "Convertible Preferred Securities"), liquidation amount $50 per Convertible Preferred Security, which represent undivided beneficial interests in the assets of Federal-Mogul Financing Trust, a statutory business trust created under the laws of the State of Delaware and the shares of Common Stock, without par value of Federal-Mogul Corporation, a Michigan corporation, issuable upon conversion of the Convertible Preferred Securities. Capitalized terms herein are used as defined in such prospectus.

                          SELLING HOLDERS

      The Convertible Preferred Securities were originally issued by the Trust and sold by Morgan Stanley Dean Witter (the "Initial Purchaser"), in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Preferred Securities, any Convertible Subordinated Debentures and Federal-Mogul Common Stock issued upon conversion of the Convertible Preferred Securities. The term Selling Holder includes the holders listed below and the beneficial owners of the Convertible Preferred Securities and their transferees, pledgees, donees or other successors.

      The following table sets forth information with respect to the Selling Holders and the respective number of Convertible Preferred Securities beneficially owned by each Selling Holder at June 15, 1998, that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Holders and the Institutional Trustee. Bear Stearns Securities Corp., Merrill Lynch, Pierce, Fenner and Smith, Inc. and Merrill Lynch International Ltd. have in the past provided to Federal-Mogul and/or its affiliates investment banking and/or investment advisory services for which they have received customary fees, and may in the future provide such services. As of June 15, 1998, Janus Capital Corporation held approximately 15.9% of Federal-Mogul's outstanding Common Stock and Merrill Lynch Asset Management, an affiliate of Merrill Lynch, Pierce, Fenner and Smith, Inc., held approximately 5.4% of Federal-Mogul's outstanding Common Stock.

                                                       Number of
                                                       Preferred
                    Selling Holder                     Securities
                    --------------                     ----------
Alexandra Global Investment Fund 1 Ltd. ...........     250,000
Allegheny Teledyne Inc. Pension Fund...............      24,800
Allstate Insurance Company.........................      75,000
Alpine Associates..................................     326,200
Alpine Partners, L.P. .............................      22,100
American Mutual Fund, Inc. ........................     500,000
Argent Classic Convertible Arbitrage Fund
 (Bermuda) L.P. ...................................     260,900
Argent Classic Convertible Arbitrage Fund L.P. ....      19,500
Associated Electric & Gas Insurance
 Services Limited..................................      13,800
Baptist Health.....................................       2,500
Bear Stearns Securities Corp. .....................      40,000
Berger Growth and Income Fund......................      65,000
Berger IPT-Growth and Income Fund (series
 of the Berger Institutional Products Trust).......       1,100

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Black Diamond Partners, L.P. ......................      17,555
Black Diamond, Ltd. ...............................      19,725
Boston Museum of Fine Art..........................       1,200
BZW Securities Limited.............................     225,000
Calamos Growth & Income Fund ......................       5,200
Collins Fixed Income...............................      18,000
Common Fund........................................      26,300
CPR (USA) Inc......................................       5,000
Delta Airlines Inc. Retirement Plan................     137,600
Denver Art Museum Foundation.......................       3,800
Deutsche Bank A.G..................................   1,763,150
Double Black Diamond Offshore LDC..................       8,320
Dunham & Assoc. Fund II............................         800
Dunham & Assoc. Fund III...........................       1,900
El Pomar Foundation................................       4,800
Fidelity Financial Trust: Fidelity Convertible
 Securities (1)....................................     475,000
Forest Alternative Strategies Fund II LP
 Series A-5T.......................................       8,000
Forest Global Convertible Fund Series A-5..........      91,000
Golden Rule Insurance Company......................      66,000
Goldman, Sachs & Co. ..............................      79,100
Grace Brothers, Ltd. ..............................      30,000
HBK Finance L.P....................................     195,850
HBK Offshore Fund Ltd..............................     221,825
Highbridge Capital Corp. ..........................       1,335
Highbridge Capital Corporation.....................     150,000
IDS Life Aggressive Growth Fund....................      69,000
Income Fund of America, Inc. ......................   1,000,000
Janus Capital Corporation..........................     567,000
JMG Convertible Investments L.P....................     209,300
KA Management Ltd..................................       6,700
KA Trading L.P. ...................................       3,300
L.A. Fire and Police Pension Fund..................      46,600
Libertyview Fund LLC...............................       1,000
Libertyview Plus Fund..............................       4,000
Lipper Convertibles, L.P. .........................     230,000
LLT Limited........................................      10,200
Merrill Lynch International Ltd. ..................     102,000
Merrill Lynch, Pierce, Fenner and Smith, Inc. .....     175,000
Mitchell Hutchins Series Trust, Balanced
 Portfolio.........................................       3,000
Mitchell Hutchins Series Trust, Growth and
 Income Portfolio..................................       3,000
Mt. Sinai School of Medicine.......................       7,300
National Union Fire Insurance Company..............      36,400
New Vernon Advisors Inc. ..........................       4,600
New York Life Insurance & Annuity Corporation......      25,000
New York Life Insurance Company....................     300,000
Nicholas Applegate Global Growth Fund..............       1,600
Nicholas Applegate Income & Growth Fund............      43,700
Olin Foundation....................................       3,700
PaineWebber Balanced Fund, a series of
 Master Series, Inc. ..............................      34,000
PaineWebber Growth & Income Fund, a series
 of PaineWebber America Fund ......................     158,000
Paloma Securities L.L.C. ..........................     175,000
Q Investments, L.P. ...............................      75,000
R2 Investments, LDC................................     239,300


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San Diego City Retirement..........................      12,100
San Diego County Convertible.......................      37,300
SBC Warburg Dillon Read Inc. for Swiss Bank
 Corporation London Branch.........................     190,000
Scudder Kemper Investments.........................      82,000
Shepherd Investments International Ltd. ...........     471,550
Southport Management Partners L.P. ................      10,000
Southport Partners International Ltd. .............      20,000
State of Oregon/SAIF Corporation...................      70,000
The Travelers Indemnity Company....................     116,668
The Travelers Insurance Company....................      74,999
The Travelers Life and Annuity Company.............       8,333
Triton Capital Investments, Ltd. ..................     209,300
Wake Forest University.............................       9,600
Worldwide Transactions Ltd. .......................       3,065
Xerox Corporation Profit Sharing Plan..............      81,800
Any other holder of Convertible Preferred
 Securities or future transferee from any
 such holder.......................................   1,412,225
                                                     ----------
Total..............................................  11,500,000
                                                     ==========

(1)   Fidelity Financial Trust: Fidelity Convertible Securities
      Fund has notified Federal-Mogul that at September 1, 1998, it held 495,000 Convertible Preferred Securities.

      Additional selling shareholders (believed to be transferors of Selling Shareholders listed in the above table) have contacted the Company since the date of this table with the following information relating to Convertible Preferred Securities acquired after June 15, 1998 and held as of September 1, 1998:

                                                       Number of
                                                       Preferred
              Additional Selling Holder                Securities
              -------------------------                ----------
Aim VI Growth and Income...........................     300,000
Aim Charter Fund...................................      60,000
BT Alex. Brown Inc.................................       5,000
Fidelity Hastings Street Trust: Fidelity Fund......     446,600
Fidelity Destiny Portfolios: Destiny II............     183,000
Fidelity Management Trust Company on behalf
 of accounts managed by it.........................      16,500
Fidelity Advisor Series I: Fidelity Advisor
 Growth & Income Fund                                    27,200
GPZ Trading LLC....................................      25,000
HBK Cayman L.P.....................................      31,500
Nationsbanc Montgomery Securities..................      55,000


      None of the other Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates, except as noted above. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Convertible Preferred Securities, the Convertible Subordinated Debentures or the Federal-Mogul Common Stock issuable upon conversion of the Convertible Preferred Securities, no estimate can be given as to the amount of the Convertible Preferred Securities, the Convertible Subordinated Debentures or the Federal-Mogul Common Stock issuable upon conversion of the Convertible Preferred Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Convertible Preferred Securities, since the date on which they provided the information regarding their Convertible Preferred Securities, in transactions exempt from the registration requirements of the Securities Act.
   See "Plan of Distribution."


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


   The date of this Prospectus Supplement is September 18, 1998.


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